Exhibit 15.1
(PricewaterhouseCoopers LLP Letterhead)
(Minneapolis, MN)
August 1, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated August 1, 2008 on our review of the interim financial information of Imation Corp. (the Company) for the three and six months ended June 30, 2008 and 2007, and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008, is incorporated by reference in the Company’s Registration Statements on Form S-8 (Registration Nos. 333-15273, 333-15275, 333-15277, 333-35591, 333-38196, 333-66030, 333-124634 and 333-150693).
Very truly yours,

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP